UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 7, 2020

Liberty Global plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom

W6 8BS

(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 7, 2020, Liberty Global plc (“Liberty Global”), Liberty Global Europe 2 Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Liberty Global (“LG Europe”), Liberty Global Holdco Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Liberty Global (the “Joint Venture”), Telefónica, S.A., a public limited liability company (sociedad anónima) formed in the Kingdom of Spain (“Telefónica”), and Telefonica O2 Holdings Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of Telefónica (“O2 Holdings”) entered into a Contribution Agreement (the “Contribution Agreement”). Pursuant to the Contribution Agreement, Telefónica will contribute its subsidiaries comprising its O2 mobile business in the United Kingdom to the Joint Venture, which will hold Liberty Global’s subsidiaries comprising its Virgin Media business in the United Kingdom. After the closing of the transaction, the Joint Venture will be owned 50:50 by Liberty Global and Telefónica. Liberty Global’s Irish operations are not part of the transaction.

The closing of the transaction is subject to the satisfaction of certain conditions, including regulatory clearance by the European Commission and, if applicable, the merger control authorities of the United Kingdom, approval of the U.K. Financial Conduct Authority, and the completion of a recapitalization of the Joint Venture, including receipt of financing, in each case, on terms set forth in the Contribution Agreement.

Subject to satisfaction of the closing conditions, the closing of the transaction is currently expected to take place in the middle of 2021. Until the closing of the transaction, Liberty Global and Telefónica will continue to operate their respective businesses in the United Kingdom as independent businesses.

The Contribution Agreement contains customary termination rights for both LG Europe and O2 Holdings, including if the closing has not occurred within twenty-four (24) months following the date of the Contribution Agreement, which may be extended by six (6) months by either LG Europe or O2 Holdings if such party reasonably believes the closing conditions can be satisfied in the extended time period.

At the closing of the transaction, each of Liberty Global and Telefónica is expected to receive the proceeds of the recapitalization of the Joint Venture, subject to adjustments for the aggregate net debt (including capital expenditure accruals), working capital, and intercompany payables and receivables of the entities contributed by each party to the Joint Venture, in each case, calculated as set forth in the Contribution Agreement. Telefónica is currently expected to receive aggregate proceeds of approximately £5.7 billion, and Liberty Global is currently expected to receive aggregate proceeds of approximately £1.4 billion, including approximately £800 million from the recapitalization of its retained and 100% owned Virgin Media Ireland business (after a cash payment by Liberty Global to Telefónica of approximately £2.5 billion).

The Contribution Agreement contains customary representations and warranties, covenants and indemnities by the parties to the Contribution Agreement relating to each of their contributed businesses, and each of Liberty Global and Telefónica has agreed to guarantee the obligations of LG Europe and O2 Holdings, respectively, under the Contribution Agreement and certain other agreements to be entered into in connection with the Joint Venture. The Contribution Agreement also provides that each party will provide indemnification, reimbursement or other payments for, among other things, breaches of its representations, warranties, covenants and specified matters, including certain employee-related liabilities, litigation and claims, cybersecurity matters, costs and liabilities from internal reorganizations and separation of assets prior to closing, subject to mutual minimum thresholds and caps and other limitations set forth therein. In addition, with respect to the acquisition of mobile spectrum in the upcoming U.K. spectrum auction, the parties will operate as standalone entities and make independent decisions regarding strategy and participation and be responsible for their own individual costs for the auction. Each party will also fund the deficit in the defined benefit pension schemes of their respective entities contributed to the Joint Venture based on the valuation determined as a result of the next triennial actuarial valuation pursuant to applicable law.  Telefónica will be responsible for satisfying the incentive awards granted to certain employees in the O2 group before or on the closing of the transaction (which awards will vest at the closing of the transaction), and Liberty Global will be responsible for satisfying any incentive awards in Liberty Global securities granted to certain employees in the Virgin Media group before or on the closing of the transaction (which may be subject to vesting on or after the closing of the transaction).  Each party will be responsible for certain other employee-related liabilities associated with such incentive awards, including administrative costs.

Pursuant to the Contribution Agreement, at the closing of the transaction, the parties and certain of their respective affiliates will enter into various agreements in connection with the transaction. These include: a shareholders agreement to be entered into at the closing of the transaction (the form of which is described below) (the “Shareholders Agreement”); services agreements principally relating to certain IT, technology, procurement and other support services to be provided by Liberty Global, Telefónica and their respective subsidiaries to the Joint Venture following the closing of the transaction; transition services agreements pursuant to which the Joint Venture will provide certain services to each of Liberty Global, Telefónica and their respective subsidiaries; brand license agreements in respect of the use by the Joint Venture of the O2 and Telefónica brands; and tax deeds.

Upon the closing of the transaction, Liberty Global, LG Europe, Telefónica, O2 Holdings and the Joint Venture will enter into the Shareholders Agreement pursuant to which the parties thereto will agree to certain rights, covenants and obligations, including those summarized below.

The Shareholders Agreement will provide that the initial board of directors of the Joint Venture will be comprised of eight (8) directors, with four (4) directors designated by each of Liberty Global and Telefónica. In general, most decisions of the board of directors will require the approval of at least one individual designated by both Liberty Global and Telefónica. Certain decisions, referred to as “Reserved Matters,” will require the approval of both Liberty Global and Telefónica, either directly or through their designees to the board of directors, including changes in the constituent documents, capital stock, certain executive management matters, or branding of the Joint Venture; certain material transactions, including transfers of all shares in the Joint Venture and acquisitions and dispositions over a certain threshold; the adoption of any new business plan or amendment to any current business plan (including with respect to the budget) of the Joint Venture; and certain other material business, investing and financing decisions of the Joint Venture. The Chairman of the board of directors will alternate every two (2) years as between a director designated by Liberty Global and a director designated by Telefónica, and the initial Chairman of the board of directors of the Joint Venture will be a director designated by Liberty Global.

Pursuant to the Shareholders Agreement, the Joint Venture will be required to make regular cash distributions to the shareholders on a pro rata basis equal to the unrestricted cash held by the Joint Venture (subject to the Joint Venture maintaining a minimum amount of cash and complying with the targeted net debt to EBITDA leverage ratio and the terms of its financing arrangements). As an ongoing operation, it is intended that the Joint Venture will be self-funded from its net cash flow from operations and third-party financing. In addition, the Joint Venture is expected to undertake periodic further recapitalizations, subject to market and operating conditions, to maintain a 4.0x-5.0x target net leverage ratio.

The Shareholders Agreement further provides that each of Liberty Global or Telefónica will have the right to initiate an initial public offering of the Joint Venture after the third (3rd) anniversary of the closing of the transaction, with the opportunity for the other shareholder to sell shares in the initial public offering on a pro rata basis. The parties have agreed to general restrictions on transfers of interests in the Joint Venture until the third (3rd) anniversary of the closing of the transaction, subject to certain limited exceptions. After the fifth (5th) anniversary of the closing of the transaction, each shareholder will be able to initiate a sale of the Joint Venture to a third party in accordance with certain drag procedures, subject to a right of first offer in favor of the other shareholder. In certain enumerated events of default of a shareholder, including the insolvency of Liberty Global or Telefónica or transfers of shares of the Joint Venture in breach of the Shareholders Agreement, the other party will have a call right to purchase the shares of the other party in the Joint Venture on the terms set forth in the Shareholders Agreement. The Shareholders Agreement will contain customary covenants regarding cooperation, information sharing, restrictions on the partners from competing with the Joint Venture and restrictions on soliciting employees of the Joint Venture.

The foregoing description of the Contribution Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Contribution Agreement contains representations and warranties by each of the parties to the Contribution Agreement, which were made only for purposes of that agreement and as of specified dates. The representations and warranties and covenants in the Contribution Agreement were made solely for the benefit of the parties to the Contribution Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Name

2.1	Contribution Agreement, dated May 7, 2020, by and among Liberty Global plc, Liberty Global Europe 2 Limited, Liberty Global Holdco Limited, Telefónica, S.A., and Telefonica O2 Holdings Limited.*

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

* Schedules and similar attachments to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K but will be provided to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ Randy L. Lazzell
Randy L. Lazzell
Vice President

Date: May 13, 2020